Exhibit 23.5

Consent of Independent Auditors

We consent to the use of our report dated July 5, 2012, with respect to the Statements of Combined Revenues and Direct Operating Expenses of Oil and Gas Properties Acquired by Atlas Resource Partners, L.P. for each of the years in the three-year period ended December 31, 2011, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

November 26, 2013